Exhibit 99.1

Cleantech Solutions International Enters into Share and Purchase Agreement with AnyWorkspace to Expand into Coworking Space Business

HONG KONG, Dec. 19, 2017 -- Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (Nasdaq: “CLNT”) today announced that its wholly-owned subsidiary, Sharing Economy Investment Limited (“SEI”), has entered into a sale and purchase agreement with the shareholders of AnyWorkspace Limited (“AnyWorkspace”), to acquire 80% ownership of AnyWorkspace for a consideration amount of USD560,000, which shall be satisfied by the allotment and issuance of 106,464 unregistered shares of the Company at a price of $5.26 per share.

“Before AnyWorkspace, users in the Hong Kong and the Asia Pacific would have to individually search and compare coworking spaces manually—a time-consuming and tedious process. Now, users can search and compare hot desks, meeting rooms, seminar rooms, private offices and event spaces, filtered by location, budget, date and amenities in real-time. Bookings can be made using a credit card on a secure platform and confirmations are sent via both SMS and email,” said Kheng Sim, Founder of AnyWorkspace. “AnyWorkspace solves many of the current challenges faced by space vendors and property owners. It is the perfect platform to monetize empty offices, spare cubicles, and underutilized meeting rooms to increase revenue and offset the fixed costs of space which would otherwise be wasted or left idle. AnyWorkspace accurately compares the overwhelming number of options available to mobile workers today. Users are free to explore spaces and communities both locally and internationally and property owners and space providers have the opportunity to re-connect with their clients using modern technologies without heavy capital investment.”

“We are excited about AnyWorkspace’s easy-to-use online platform which enables both corporate and individual clients to look for suitable places to work,” said Parkson Yip, COO of Cleantech Solutions. “The AnyWorkspace platform connects space providers and space users in a convenient way and at a low cost. Clients can efficiently satisfy their space needs by browsing and booking space on the platform, while space providers can optimize use of their idle space resources to earn additional profits. AnyWorkspace’s business model is a good fit for the Company’s latest business initiatives, which advocate the benefits brought about by the global sharing economy. With the inventory of coworking spaces available in the Asia Pacific region still well below those of the US and Europe, we see strong potential in this business.”

Commercial real estate research firm Colliers Insights projects 30% growth in coworking spaces in 2017 as large corporations are aggressively moving working desks outside of their traditional corporate business centers. In addition, real estate firm Cushman & Wakefield in association with CoreNet Global estimates demand for coworking spaces in Asia will grow 10% to 15% percent annually.

About Cleantech Solutions International

Cleantech Solutions, through its affiliated companies, designs, manufactures and distributes a line of proprietary high and low temperature dyeing and finishing machinery to the textile industry.  The Company’s latest business initiatives are focused on targeting the technology and global sharing economy markets, by developing online platforms and rental business partnerships that will drive the global development of sharing through economical rental business models.

About AnyWorkspace

AnyWorkspace was established in 2015. It is a real-time marketplace connecting providers of workspaces (such as desks, co-working areas, private offices, meeting rooms and event spaces) with those that need flexible workspace arrangements. Clients gain access to a reliable and easy-to-use platform, which makes it simple to book, compare, and review on the increasingly available options. AnyWorkspace has already successfully raised investment from experienced angel investors. Headquartered in Hong Kong, and with full-time representatives in Singapore and Jakarta, AnyWorkspace is rapidly expanding throughout other major Asian business cities throughout 2016 and 2017. For more information, please visit https://www.anyworkspace.com/

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary and affiliated companies and certain potential transactions that they may enter into. These forward looking statements are often identified by the use of forward looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2016 and in our Form 10-Q for the quarter ended September 30, 2017. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

###

Contact Information:

Cleantech Solutions International, Inc.
Parkson Yip, Chief Operating Officer
parkson.yip@cleantechsolutionsinternational.com
+852-31060372

Joseph Chow, Director of Investor Relations

ir@cleantechsolutionsinternational.com

Web: www.cleantechsolutionsinternational.com